ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION

OF

CAPITAL HILL GOLD, INC.

(present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Article I is amended to change the name of the corporation to:

                                            Amerimine Resources, Inc.

SECOND: The date of the amendment's adoption is July 14, 2005.

THIRD: The amendment was approved by the holders of common stock, the only class of shares outstanding.  The number of votes cast for the amendment was sufficient for approval.

Signed this 19th  day of August, 2005

By: ______________
Daniel Enright, President